Exhibit 99.2

SMHG 2Q 2009 Earnings Teleconference Script –

Introduction: George L. Ball, Chairman of Sanders Morris Harris Group
GLB
Thank you, Operator, and good morning everyone.  Welcome to Sanders Morris Harris Group’s earnings release conference call for the first quarter of 2009.  With us today, by phone or in person, are:

Ric Edelman, President,
Bruce McMaken, Executive Vice President,
Rick Berry, Chief Financial Officer,
John Unger, Senior Vice President and General Counsel,
Steve Cordill, President of Wealth/Asset Management, and
Bill Sprague, President of Capital Markets, expected soon to be a freestanding company.

GLB
In a moment, I will turn the call over to Rick Berry.  He will discuss our financial results for the first quarter of 2009.  It will be followed by a question and answer session.  Before we begin, remember that during the course of this conference call we may discuss some non-GAAP measures in talking about our Company’s performance. If we do, you can find a reconciliation of those measures to GAAP measures in our earnings press release.  Rick –.

RB
I would like to remind you that statements made during the course of this call that are not purely historical are forward-looking statements regarding the company or management’s future intentions, hopes, beliefs, expectations, and strategies for the future. Because such statements deal with future events, they are subject to various risks and uncertainties, and actual results might differ materially from those projected in the forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements are discussed in today’s press release and in our annual report on Form 10-K and quarterly reports on Form 10-Q filed with the SEC. You should not unduly rely on any forward-looking statements, and we assume no obligation to update them.

RB
You should have had a chance to review our earnings release.  It outlines in some detail the components of our first quarter results.  I will not cover that material at any length, therefore, but will answer any questions later.

In brief, our second quarter income from continuing operations was $2.0 million, or $0.07 per share. The results compared to a loss from continuing operations of $11.6 million, or $0.42 per share, in the preceding quarter.  In the second quarter of 2008, income from continuing operations was $6.5 million, or $0.24 per share, aided by pretax investment gains of $8.5 million.

GLB next comment

Selected Condensed Operating Information
(in thousands)
(unaudited)

GLB
Our quarter’s results were better and about as anticipated.  Client assets (commonly called assets under management (AUM)) rose nicely from the lows of earlier this year, but are still well under the levels of the pre-market collapse.  As a consequence, earnings improved, but not yet to levels we desire.

We’ve been aided through the difficult environment by healthy net new client dollar inflows.  That focus needs to remain central, along with strong cost controls.  If the markets don’t get devastated once again, and we can continue to add net money as we have been, the incremental impact on earnings should be extremely powerful.

RB
We have met with and provided data to FINRA that we hope will expedite their approval of the sale of major portions of our Capital Markets unit.  We continue to expect that transaction to close during the current quarter.  When it does, we will be reimbursed for the losses realized since the start of this year.

RE
Our first six Edelman offices outside of metro Washington are on schedule.  We have hired nine financial planners for those offices, have leases signed or in the works, and hired the requisite support staff.  The offices will open after Labor Day. We have a backlog of prospects from past month to start with and are undertaking a marketing and awareness program.  The process of converting consumer call-ins into clients normally takes 3 to 4 months. We expect to see tangible results by the end of the year. Lead count is down a little more than normal, reflecting both the season and the mood of the market, but is still more than adequate to make these new offices successful.

GLB
We’ve previously announced that we planned to form a separate broker-dealer to operate Concept Capital, of which Sanders Morris Harris Group will own 43.75%.  That filing will be made in the near future, quite possibly before the final approval of the Capital Markets sale, although the timetable isn’t fixed.  It’s expected that the Concept broker-dealer application will take a number of months to be processed in keeping with normal regulatory timetable.

In summary, we’ve come through difficult markets well, I think, with less tumult and great stability than firms far larger than Sanders Morris Harris.  We have a clear plan for the future, enough capital to fund it, and hope to execute it with excellence.

With that, we will be pleased to answer any questions.